As filed with the Securities and Exchange Commission on October 23, 1995


                                             Registration No. 33-59383

                   SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                            Amendment No. 2


                                  to

                               Form S-3

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933




                      Green Mountain Power Corporation

          (Exact name of registrant as specified in its charter)

            Vermont                                    03-0127430
      (State of incorporation)                      (I.R.S. Employer
                                                   Identification No.)


                           25 Green Mountain Drive
                        South Burlington, Vermont 05403
                       Telephone number:  (802) 864-5731
                    (Address of principal executive offices)




        Christopher L. Dutton                        Peter H. Zamore
	Vice President, Chief Financial Officer              General Counsel
            and Treasurer                    Green Mountain Power Corporation
  Green Mountain Power Corporation                25 Green Mountain Drive
       25 Green Mountain Drive                South Burlington, Vermont 05403
  South Burlington, Vermont 05403                Telephone:  (802) 864-5731
     Telephone:  (802) 864-5731

(Name, address, and telephone number, including area codes, of agents of service)









                    SUBJECT TO COMPLETION, DATED        , 1995

PROSPECTUS

                         GREEN MOUNTAIN POWER CORPORATION

                              First Mortgage Bonds
                                Unsecured Notes
                                  Common Stock


     Green Mountain Power Corporation (the Company) intends from time to time to sell its First Mortgage Bonds (the New Bonds), Unsecured Notes (the Notes) and/or Common Stock, $3.33 1/3 par value (the New Common Stock) (the New Bonds and the Notes being collectively referred to herein as the Debt Securities, and the Debt Securities and the New Common Stock being collectively referred to herein as the Securities) in any combination at an aggregate initial offering price not to exceed $50,000,000. The Securities will be offered at prices and on terms to be determined at the times of sale. For each issue of the Debt Securities for which this Prospectus will be delivered, there will be an accompanying Prospectus Supplement, together with any accompanying Pricing Supplement, that will set forth, with respect to the Debt Securities of such issue, (i) the series designation and aggregate principal amount thereof, (ii) the initial public offering price and other terms of their offering, (iii) the date or dates on which they will mature, (iv) the rate or rates per annum at which they will bear interest, (v) the times at which such interest will be payable and the date from which it will accrue, (vi) whether all or any portion thereof will be issued to a designated depositary, (vii) any redemption or repayment provisions, and (viii) other specific terms. For each issue of the New Common Stock for which this Prospectus will be delivered, there will be an accompanying Prospectus Supplement that will set forth the terms of the offering. The Common Stock is traded on the New York Stock Exchange. Its price and volume data are reported on the New York Stock Exchange using the symbol "GMP". The sale of one of the Securities will not be contingent upon the sale of any other.



THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     The Securities may be sold directly by the Company or through agents designated from time to time or through underwriters or dealers. If any agents of the Company or any underwriters are involved in the sale of the Securities in respect of which this Prospectus will be delivered, the names of such agents or underwriters, and the initial price to the public, any applicable commissions or discounts and the net proceeds to the Company, or the means of determining the same, will be set forth in an accompanying Prospectus Supplement or Supplements. The Company may indemnify agents and underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution".

The date of this Prospectus is        , 1995.


     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the Exchange Act) and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the Commission). The Registration Statement and such exhibits and schedules may be inspected without charge at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C., and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, at prescribed rates. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Company's Common Stock is listed on the New York Stock Exchange. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


     The following documents, heretofore filed with the Commission (File No. 1-8291) pursuant to the Exchange Act, are hereby incorporated by reference:

      (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1994.
      (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995 and June 30, 1995.



     All documents filed by the Company pursuant to Section 13(a) and (c), 14 or 15(d) of the Securities and Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus shall have been delivered, upon the written or oral request of any such person, a copy of any or all of the documents which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents. Written or telephone requests for such copies should be directed to the Corporate Secretary, Green Mountain Power Corporation, 25 Green Mountain Drive, P. O. Box 850, South Burlington, Vermont 05402-0850 (Telephone 802-864-5731).


THE COMPANY

     The Company is a public utility operating company engaged in supplying electrical energy in the State of Vermont in a territory with an estimated population of 195,000. The Company has its principal executive office at 25 Green Mountain Drive, P. O. Box 850, South Burlington, Vermont 05402-0850 (Telephone 802-864-5731.) It serves approximately 80,500 customers.


RATIO OF EARNINGS TO FIXED CHARGES



     As computed in accordance with Regulation S-K of the Commission, the Company's ratios of earnings to fixed charges for each of the years 1990 through 1994, and for the twelve months ended June 30, 1995, are as follows:

                                                     Ratio of
                                                   Earnings to
          Year Ended                            Fixed Charges (1)

December 31, 1990                                       2.47
December 31, 1991                                       2.73
December 31, 1992                                       3.01
December 31, 1993                                       2.78
December 31, 1994                                       2.74
Twelve Months Ended June 30, 1995                       2.76


______
(1) Earnings consist of pretax income plus fixed charges as defined in
Item 503 paragraph (d)(3).  Fixed charges computed pursuant to paragraph
(d)(4) of Item 503 consist of interest on all indebtedness, amortization of debt expense and discount or premium relating to any indebtedness, and the estimated interest portion of rentals charged to income.


USE OF PROCEEDS AND FINANCING PROGRAM

     The net proceeds to be received by the Company from the sale of the Securities will be applied to the refunding of long-term debt, the financing of capital projects and the repayment of short-term bank borrowings incurred for such purposes and for other general corporate purposes.

     The Company expects its capital expenditures in 1995 to be approximately $22 million. The Company expects such expenditures for the five-year period, 1995-99, to aggregate approximately $93.5 million.

     The Company anticipates that for the period 1995 - 1999, internally generated funds will provide approximately 90 percent of total capital expenditure requirements. The remaining amount, plus funds required to meet sinking fund requirements and debt maturities totaling approximately $34.9 million, will be funded through short-term borrowings, which will be refinanced periodically through the sale of long-term debt and equity securities, in such amounts and at such times as the Company's cash requirements and market conditions shall determine.


DESCRIPTION OF THE NEW BONDS

     The statements under this caption are intended to summarize the New Bonds and the Mortgage; they do not purport to be complete and are qualified in their entirety by reference to the New Bonds and the Mortgage, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.



     General. The New Bonds are to be issued under the Company's Indenture of First Mortgage and Deed of Trust, dated as of February 1, 1955, to the United States Trust Company of New York [successor to the Chase Manhattan Bank (National Association), successor to the Chase National Bank of the City of New York], as trustee, as supplemented by 15 supplemental indentures and as to be further supplemented by one or more additional supplemental indentures providing for one or more series of the New Bonds, all of which are collectively referred to as the Mortgage.

     Reference is made to the Prospectus Supplement or Supplements for each issue of the New Bonds for the following terms, among others, of the New Bonds offered thereby: (i) the series designation and aggregate principal amount thereof, (ii) the initial public offering price and other terms of their offering, (iii) the date or dates on which they will mature, (iv) the rate or rates per annum at which they will bear interest,
(v) the times at which such interest will be payable and the date from which it will accrue, (vi) whether all or any portion thereof will be issued to a designated depositary, (vii) any redemption or repayment provisions, and (viii) other specific terms.

     Form, Exchange and Payment. Unless otherwise indicated in the Prospectus Supplement for an issue of the New Bonds, the New Bonds offered thereby will be issued only in the form of a fully registered global bond, interests in which will be transferable by a book-entry system in denominations of $1,000 and any multiple thereof. If definitive New Bonds are exchanged for a global bond, they will be issued in denominations of $1,000 and integral multiples of $1,000. See "Book-Entry System."

     Security. The New Bonds together with all other bonds (Bonds) now or hereafter issued under the Mortgage will be secured by the Mortgage, which, in the opinion of Peter H. Zamore, Esq., General Counsel of the Company, subject only to permitted encumbrances as defined in the Mortgage, constitutes a valid, direct first mortgage lien upon the real and personal property described or referred to in the Mortgage as owned by the Company (other than classes of property expressly excepted in the Mortgage and property heretofore released from the lien of the Mortgage in accordance with the terms thereof), which include all of the physical properties and franchises of the Company used or useful in its public utility business; and all physical properties and franchises of the Company used or useful in its public utility business (other than those of the character not subject to the lien of the Mortgage as aforesaid) acquired by the Company after the respective dates of the Original Indenture and each Supplemental Indenture have become, or will upon such acquisition become, subject to the lien thereof, subject, however, to permitted encumbrances and to liens, if any, existing or placed thereon by the Company at the time of the acquisition thereof by the Company and, subject, in the case of after acquired properties located in municipalities or counties in which the Mortgage has not been recorded at or prior to the time of acquisition, to the rights of holders or liens perfected on such properties prior to the recording of the Mortgage in such municipalities or counties. There are excepted from the lien of the Mortgage certain specifically excepted properties; all cash on hand and in banks, contracts, shares of stock, bonds, notes, evidences of indebtedness and other securities, bills, notes and accounts receivable and other choses in action, conditional sales agreements and appliance rental or lease agreements other than those expressly subjected to the Mortgage; all equipment, materials and supplies not installed as part of the fixed property of the Company and which are held for use or consumption in its business; all goods, wares, merchandise, appliances and supplies, purchased, acquired or held for the purpose of sale, lease or distribution; and gas, oil, coal, fissionable material and other minerals and other products, fuel and other personal property which are consumable in their use in the operation of the plants or systems of the Company; office furniture, equipment and supplies; aircraft, automobiles, trucks and similar vehicles; and certain other properties of the Company set forth in the Mortgage. (See Mortgage, Granting Clauses.)

     The Mortgage contains provisions subjecting after-acquired property (subject to pre-existing liens) to the lien thereof, subject to limitations in the case of consolidation, merger or sale of substantially all of the Company's assets. (See Mortgage, Granting Clauses and Article Fourteen.)

     The Mortgage provides that the trustees shall have a lien upon the mortgaged property, prior to that of the Bonds, for the payment of their reasonable compensation and expenses, and for indemnity against certain liabilities. (See Mortgage, Section 15.10.)

     Issuance of Additional Bonds. Additional Bonds of any series may be issued in an aggregate principal amount equal to:

      (1) 60 percent of unfunded net property additions (the cost or fair value at the time of acquisition, whichever is less, of utility property charged to plant accounts of the Company after December 31, 1954, less the minimum provision for depreciation from said date);
      (2) the principal amount of unfunded Bond credits for the retirement of Bonds of any series; and /or
      (3)   cash deposited with the Trustee;

subject to the filing of an earnings certificate (except in the case of certain refundings) showing net earnings available for interest (as defined), for a period of 12 consecutive months within the 15 calendar months preceding the date of application, to be at least two times annual interest requirements on bonded debt then to be outstanding.

     Property additions generally include the utility property, tangible or intangible, of the Company, located in the United States of America, which (except as provided below) is used by or useful to the Company in the business of generating, manufacturing, storing, transmitting, distributing, utilizing, purchasing, furnishing, supplying and/or disposing of electricity and/or gas, for heat, light, power, or refrigeration or other uses, or in any business which is incidental thereto, including, without limiting the generality of the foregoing, all properties necessary or appropriate for generating, manufacturing, storing, transmitting, distributing, utilizing, purchasing, furnishing, supplying and/or disposing of electricity and/or gas, together with betterments, improvements, additions, replacements, or alterations of, upon or to such property of the Company acquired after December 31, 1954.

     Utility property shall not be deemed to include any property excepted from the lien of the Mortgage. As of December 31, 1994, approximately $17,000,000 of property additions and $15,100,000 of unfunded Bond Credits were available for use as the basis for the issuance of Bonds.

     The Mortgage contains certain restrictions upon the issuance of Bonds against property subject to liens. The New Bonds will be issued against property additions and/or unfunded Bond Credits for the retirement of Bonds. (See Mortgage, Articles Two, Seven, Nine and Fourteen.)

     The Mortgage provides that the Company and/or the Trustee may release property from the lien of the Mortgage, so long as no default exists: (1) in the ordinary course of the Company's business, with respect to property which has become old or worn out, provided such property is replaced by the Company, and in connection with a release, surrender, abandonment or termination of any rights of the Company which is necessary, desirable or advisable in connection with the conduct of the utility business of the Company; (2) upon written request of the Company to the Trustee in connection with the sale of any such property, provided that the Company shall receive fair consideration therefor and provided that the release will not impair the security of the Mortgage; (3) in connection with a condemnation by any government entity of property of the Company, provided the Company receives fair value therefor; (4) without any consent or release by the Trustee, in connection with a sale of property by the Company of property no longer used or useful in the conduct of the Company's business, provided that the aggregate value of any such property so disposed of in any one calendar year shall not exceed the greater of $50,000 or 3/4 of 1% of the outstanding Bonds; or (5) in connection with the taking, sale or release of all or substantially all of the Company's property, upon the deposit of Government or purchase money securities with the Trustee. (See Mortgage, Article Seven.)

     Defaults and Notice Thereof. The Mortgage defines the following events as "defaults":

    (1) failure to pay principal of, or premium (if any) on, any Bond when due;
    (2) failure to pay interest on any Bond when due and continuance of such failure for a period of 30 days;
    (3) failure to discharge or satisfy any improvement, maintenance, or depreciation fund obligation and continuance of such failure for a period of 60 days;
    (4) failure to discharge or satisfy any sinking fund obligation and continuance of such failure for a period of 20 Business
Days;
    (5) failure to perform or observe any of the other covenants, agreements or conditions in the Mortgage and continuance of such failure for a period of 90 days following written notice by the Trustee or by holders of at least 15 percent in principal amount of the Bonds;
    (6) the entry of an order for reorganization or appointment of a trustee or receiver of all or a substantial part of the mortgaged property and continuance of such order or appointment unstayed for a period of 90 days;
    (7) certain adjudications, petitions or consents in bankruptcy, insolvency or reorganization proceedings or an admission of insolvency or an assignment for the benefit of creditors by the Company; or
    (8) the rendering of a judgment against the Company for the payment of moneys in excess of the Judgment Amount (as herein defined) and continuance of such judgment unsatisfied and without stay of execution for a period of 90 days after (i) the entry of such judgment or (ii) the termination of any stay of execution entered during the initial 90-day grace period; but only, in either case, if such judgment shall have been continued unstayed or unsatisfied for a period of 10 days after the giving of written notice of default to the Company by the Trustee or to the Company and the Trustee by the holders of at least
15 percent in principal amount of the Bonds outstanding. As used herein, "Judgment Amount" shall mean (a) $50,000 until the earlier to occur of (i) all Bonds of any series established prior to the execution of the Company's Tenth Supplemental
Indenture having ceased to be outstanding, whether at their respective stated maturities or through a provision for redemption prior to their stated maturities, or (ii) the execution of a supplemental indenture with the written consent of the holders of not less than 66 2/3 percent in principal amount of all Bonds of any series heretofore created and issued
(and, if more than one such series of Bonds shall at the time be outstanding, not less than 66 2/3 percent in principal amount of the Bonds of each such series), and (b) thereafter
$1,000,000.

     So long as one or more of such defaults shall continue to exist and provided that the principal of all the Bonds shall not have already become due and payable, either the Trustee (by notice in writing to the Company) or the holders of not less than 25 percent in principal amount of the Bonds outstanding (by notice in writing to the Company and the Trustee) may declare the principal of and accrued interest on all Bonds then outstanding to be immediately due and payable notwithstanding the Company's right, following such declaration but prior to any sale of all or a substantial part of the mortgaged property, to cure all defaults to the satisfaction of the Trustee in accordance with the terms of the Indenture.

     (See Mortgage, Article Twelve.)

     The Mortgage does not require the Company to give the Trustee or any holders of any Bonds periodic reports as to the Company's compliance with the provisions of the Mortgage. The Company and the Trustee are required to provide the notices and reports to the holders of the Bonds required by the Trust Indenture Act of 1939, as amended, and copies of the reports and information required under the Securities Exchange Act of 1934, as amended. (See Mortgage, Article Eleven.)

     Evidence to be Furnished to the Trustee. Compliance with Mortgage provisions is evidenced by written statements of the Company's officers or persons selected by the Company. In certain major matters the accounting, engineer, appraiser or other expert must be independent. Various certificates and other papers, including a certificate with respect to compliance with the terms of the Mortgage and the absence of defaults, are required to be filed annually and upon the occurrence of certain events. (See Mortgage, Sections 9.06, 9.07, 9.08.)

     Modification of the Mortgage. The Mortgage may be amended and/or any past default thereunder (except a default in the payment of the principal of, premium, if any, or interest on any of the Bonds) and its consequences may be waived with the consent of the holders of at least 66 2/3 percent in principal amount of Bonds then outstanding, and of each series of Bonds then outstanding and affected by the proposed modification or waiver.
Upon the earlier to occur of (i) all Bonds of any series established prior to the execution of the Company's Tenth Supplemental Indenture having ceased to be outstanding, whether at their respective stated maturities or through a provision for redemption prior to their stated maturities, and
(ii) the execution of a supplemental indenture with the written consent of the holders of all Bonds of any series created and issued prior to the date of the Tenth Supplemental Indenture, the Mortgage may be amended and/or any past default thereunder (except a default in the payment of the principal of, premium, if any, or interest on any of the Bonds) and its consequences may be waived with the consent of the holders, acting together as a single class, of at least 66 2/3 percent in principal amount then outstanding of all Bonds issued pursuant to the Indenture and affected by the proposed modification or waiver. In no instance shall any modification regarding the terms of payment of principal of, premium, if any, and interest on the New Bonds or a waiver of any past default with respect to payment of such principal, premium or interest or its consequences be effected without the consent of the holders of the New Bonds, nor may any modification affecting the lien of the Mortgage or reducing the percentage in principal amount of Bonds required for modification, be effected without the consent of the holders of all outstanding Bonds. (See Mortgage, Article Eighteen and Tenth Supplemental Indenture.)

     Concerning the Trustee. United States Trust Company of New York, successor to the Chase Manhattan Bank (National Association), successor to the Chase National Bank of the City of New York, is the trustee under the Mortgage.

DESCRIPTION OF THE NOTES


     The statements under this caption are intended to summarize the Notes and the Indenture; they do not purport to be complete and are qualified in their entirety by reference to the Notes and Indenture, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

     General. The Notes are to be issued under an Indenture, (Indenture) between the Company and The Bank of New York, as trustee (Unsecured Trustee).

     The Indenture provides that debt securities (including the Notes and including both interest bearing and original issue discount securities) may be issued thereunder, without limitation as to aggregate principal amount. (See Indenture, Sec. 301.) All debt securities issued under the Indenture (including the Notes) are collectively referred to as the "Indenture Securities". The Indenture does not limit the amount of other debt, secured or unsecured, which may be issued by the Company. The Notes will rank pari passu with all other unsecured indebtedness of the Company. Substantially all of the materially important physical properties of the Company are subject to the lien of the Mortgage securing the Bonds. (See "Description of the New Bonds".)

     Reference is made to the Prospectus Supplement or Supplements for each issue of the Notes for the following terms, among others, of the Notes offered thereby: (i) the series designation and aggregate principal amount thereof, (ii) the initial public offering price and other terms of their offering, (iii) the date or dates on which they will mature, (iv) the rate or rates per annum at which they will bear interest, (v) the times at which such interest will be payable and the date from which it will accrue, (vi) whether all or any portion thereof will be issued to a designated depositary, (vii) any redemption or repayment provisions, and
(viii) other specific terms.

     Form, Exchange and Payment. Unless otherwise indicated in the Prospectus Supplement for an issue of the Notes, the Notes offered thereby will be issued only in the form of a fully registered global note, interests in which will be transferable by a book-entry system in denominations of $1,000 and any multiple thereof. If definitive Notes are exchanged for a global note, they will be issued in denominations of $1,000 and integral multiples of $1,000. See "Book-Entry System."

     Events of Default and Notice Thereof. The Indenture defines the following events as "defaults":

(1) failure to pay any installment of interest on any Note within 30 days after its stated maturity;

(2) failure to pay the principal of, or premium, if any, on any Note within three business days after its maturity;

(3) failure to perform or breach of any covenant of the Company in the Indenture (other than a covenant, a default in the performance of which is elsewhere specifically dealt with or which has been included in the Indenture solely for the benefit of one or more series of Notes other than such series) for a period of 90 days after there has been given, by registered or certified mail, to the Company by the Unsecured Trustee, or to the Company and the Unsecured Trustee by the holders of at least 33% in principal amount of the outstanding Notes of such series a written notice specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default";

(4) either (a) the entry of an order approving a petition seeking reorganization of the Company upon the basis of insolvency or inability to pay debts as they mature under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof; or (b) the appointment in any judicial proceeding upon the application of any creditor or creditors of a trustee or a receiver of all or a substantial part of the trust estate; and the continuance of such order or appointment unstayed and in effect for a period of 90 days;

(5) the adjudication of the Company as a bankrupt by any court of competent jurisdiction or the filing by the Company of a voluntary petition in bankruptcy or the making by the Company of an assignment for the benefit of creditors or the admission by the Company in writing of its inability to pay its debts as they become due; the consent by the Company to the appointment in any judicial proceeding upon the application of any creditor or creditors of a receiver or trustee of all or a substantial part of its properties; the filing by the Company of a petition or answer seeking reorganization or readjustment on the basis of insolvency or inability to pay debts as they mature under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or of any State thereof; or the filing by the Company of a petition to take advantage of any insolvency act;

(6) any other Event of Default specified with respect to Notes of such series;

(7) default by the Company in the payment of principal of, or interest on, securities issued under the Mortgage in an aggregate amount exceeding $5,000,000, and the continuation thereof for 90 days after written notice to the Company by the Unsecured Trustee, or to the Company and the Unsecured Trustee by the holders of at least 33% in principal amount of the outstanding Notes of such series a written notice specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default".

No Event of Default with respect to a series of Indenture Securities necessarily constitutes an Event of Default with respect to the Indenture Securities of any other series. The Unsecured Trustee may withhold notice of default (except in payment of principal, interest or any funds for the retirement of Indenture Securities) if it, in good faith, determines that withholding of such notice is in the interest of the Holders of the Indenture Securities. (See Indenture, Secs. 801 and 903.)

     Either the Unsecured Trustee or the Holders of not less than 33% in principal amount (or such lesser amount as may be provided in the case of discount Indenture Securities) of the outstanding Indenture Securities of all defaulted series, considered as one class, may declare the principal and interest on such series due on default, but the Company may annul such default by effecting its cure and paying overdue interest and principal. No Holder of Indenture Securities may enforce the Indenture without having given the Unsecured Trustee written notice of default, and unless the Holders of a majority of the Indenture Securities of all defaulted series, considered as one class, shall have requested the Unsecured Trustee to act and offered reasonable indemnity, and for 60 days the Unsecured Trustee shall have failed to act, but each Holder has an absolute right to receive payment of principal and interest when due and to institute suit for the enforcement of such payment. The Unsecured Trustee is not required to risk its funds or incur any financial liability if it shall have reasonable grounds for believing that repayment is not reasonably assured. The Holders of a majority of the Indenture Securities of all defaulted series, considered as one class, may direct the time, method and place of conducting any proceedings for any remedy available to the Unsecured Trustee, or exercising any trust or power conferred on the Unsecured Trustee, with respect to the Indenture Securities of such series, but the Unsecured Trustee is not required to follow such direction if not sufficiently indemnified and the Unsecured Trustee may take any other action it deems proper which is not inconsistent with such direction.
(See Indenture, Secs. 802, 807, 808, 812 and 902.)

     Evidence to be Furnished to the Unsecured Trustee. Compliance with Indenture provisions will be evidenced by written statements of the Company's officers. An annual certificate with reference to compliance with the covenants and conditions of the Indenture and the absence of defaults is required to be filed with the Unsecured Trustee. (See Indenture, Sec. 1004.)

     Modification of the Indenture. The rights of the Holders of the Indenture Securities may be modified with the consent of the Holders of a majority of the Indenture Securities of all series or Tranches, as defined below, affected, considered as one class. However, certain specified rights of the Holders of Indenture Securities may be modified without the consent of the Holders if such modification would not be deemed to affect their interests adversely in any material respect. In general, no modification of the terms of payment of principal and interest, no reduction of the percentage in principal amount of the Indenture Securities outstanding under such series required to consent to any supplemental indenture or waiver under the Indenture, no reduction of such percentage necessary for quorum and voting, and no modification of certain of the provisions in the Indenture relating to supplemental indentures, waivers of certain covenants and waivers of past defaults is effective against any Holder of Indenture Securities without his consent. "Tranche" means a group of Indenture Securities which are of the same series and have identical terms except as to principal amount and/or date of issuance. (See Indenture, Art. Twelve.)

     Concerning the Indenture Trustee. The Bank of New York, New York, New York is the trustee under the Indenture.


BOOK-ENTRY SYSTEM

     For each issue of Debt Securities subject to the book-entry system hereinafter described, a global security representing all of such issue will be issued to the Depository Trust Company, New York, New York (DTC) or such other depository as may be subsequently designated (Depository), and registered in the name of CEDE & Co. (DTC's partnership nominee), or such other Depository or its nominee as may be subsequently designated.

     So long as the Depository, or its nominee, is the registered owner of an issue of the Debt Securities, such Depository or such nominee, as the case may be, will be considered the owner of such Debt Securities for all purposes under the Mortgage or the Indenture, as the case may be, including notices and voting. Payments of principal of, and premium, if any, and interest on, such Debt Securities will be made to the Depository or its nominee, as the case may be, as the registered owner of such Debt Securities. Except as set forth below, owners of beneficial interests in such Debt Securities will not be entitled to have any such Debt Securities registered in their names, will not receive or be entitled to receive physical delivery of such Debt Securities and will not be considered the owners of such Debt Securities under the Mortgage or the Indenture. Accordingly, each person holding a beneficial interest in such Debt Security must rely on the procedures of the Depository and, if such person is not a Direct Participant (as hereinafter defined), on procedures of the Direct Participant through which such person holds its interest, to exercise any of the rights of the registered owner of such Debt Security.

     The following nine paragraphs are based solely on information furnished by DTC:

     DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (Participants) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfer and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates.

     Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations (Direct Participants). DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (Indirect Participants). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of the Debt Securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security (Beneficial Owner) is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmation providing details of the transaction, as well as periodic statements of their holdings, from the Direct and Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued.

     To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of CEDE & Co. The deposit of Debt Securities with DTC and their registration in the name of CEDE & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     If the Debt Securities of any issue are redeemable prior to the maturity date, redemption notices shall be sent to CEDE & Co. If less than all of the Debt Securities of any issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

     Neither DTC nor CEDE & Co. will consent or vote with respect to the Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the record date. The Omnibus Proxy assigns CEDE & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Principal and interest payments on the Debt Securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the date on which interest is payable in accordance with their respective holdings shown on DTC's records, unless DTC has reason to believe that it will not receive payment on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name", and will be the responsibility of such Participant and not of DTC, the Trustee or the Unsecured Trustee, as the case may be, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of the Company and the Trustee or the Unsecured Trustee, as the case may be. Disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing services as securities depository with respect to the Debt Securities at any time by giving notice to the Company and the Trustee or the Unsecured Trustee, as the case may be. Under such circumstances, in the event that a successor securities depository is not obtained, Debt Securities in certificated form are required to be printed and delivered.

     The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, Debt Securities in certificated form will be printed and delivered.

     None of the Company or the Trustee or the Unsecured Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial interests.


DESCRIPTION OF NEW COMMON STOCK

     The following is a summary of certain rights and privileges and restrictions on the Common Stock. This summary does not purport to be complete. Reference is made to the Restated Articles of Association and the Bylaws of the Company and the Mortgage, filed as exhibits to the Registration Statement, for complete statements. The following statements are qualified in their entirety by such references.

     General. The outstanding shares of Common Stock, $3.33 1/3 par value, of the Company are fully paid and nonassessable. The shares of the New Common Stock, upon payment of the purchase price, will be fully paid and nonassessable.

     Dividend Restrictions. No dividends may be paid on the Common Stock nor may the Company purchase any Common Stock unless all cumulative dividends on the Company's outstanding Preferred Stock have been paid or provided for, all Preferred Stock purchase-fund requirements have been satisfied, full dividends on any Preference Stock have been paid or provided for and the other restrictions summarized below have been complied with. In addition, so long as any shares of Preferred Stock are outstanding, the Company shall not pay any dividends on any shares of stock junior to the Preferred Stock or make any other distributions thereon or any expenditures for the purchase, redemption or other retirement for a consideration of such junior stock except from net income of the Corporation available for dividends on such junior stock accumulated subsequent to December 31, 1954 plus the sum of $150,000.

     The Mortgage provides that the Company shall not declare or pay any cash dividend on or make any other distribution in respect of its Common Stock, or, with certain exceptions, repurchase any capital stock of the Company if the aggregate amount so declared, paid, distributed or expended after December 31, 1992 would exceed the aggregate amount of net income of the Company available for dividends on its Common Stock accumulated after December 31, 1992, plus $18,500,000. As of December 31, 1994, the amount of retained earnings available for dividends on the Common Stock under this provision was $19,900,000.

     Voting Rights. The holders of the Common Stock have exclusive voting rights except as referred to below and as otherwise provided by law.

     Whenever dividends on any series of outstanding Preferred Stock shall be in arrears in an amount equivalent to four or more quarterly dividends, the holders of the Preferred Stock shall have the right, until no dividends are in arrears and the current dividend is provided for, to elect that number of directors, not exceeding the smallest number of directors necessary to constitute a majority of the Board of Directors equal to two times the number of full years that such arrearage shall continue. Whenever an event of default occurs in payment of any purchase or sinking-fund installment, the holders of Preferred Stock shall have the right, until such default shall have been remedied, to elect two directors. In addition, the votes or consent of the holders of specified percentages of the Preferred Stock and any Preference Stock are required as a condition to effecting various changes in the capital structure of the Company and certain other transactions. The Company is prohibited, without the consent of the holders of at least two-thirds of the aggregate number of shares of all classes of Preferred Stock entitled to vote thereon, from (x) creating or authorizing, or increasing the authorized amount of, any shares of any class of stock ranking as to dividends or assets prior to the Preferred Stock, or of any obligation or security convertible into stock ranking as to dividends or assets prior to the Preferred Stock; or (y) amending, changing or repealing any of the express terms of the Preferred Stock outstanding in any manner adverse to the holders thereof; or (z) issuing shares of Preferred Stock unless certain income and asset tests are satisfied. The Company is prohibited, without the consent of the holders of a majority of the aggregate number of shares of Preferred Stock, from (x) issuing, creating, guaranteeing or permitting to exist any unsecured securities evidencing indebtedness maturing more than one year from the date of issuance, except for the purpose of refunding or retiring the outstanding Preferred Stock if the principal amount of such unsecured securities would exceed twenty percent (20%) of
(a) the total principal amount of all secured indebtedness then outstanding and (b) the total of the capital and surplus; (y) merging or consolidating with or into any other corporation, provided that such vote is not required if such other corporation is a public utility principally engaged in the distribution of gas or electricity in the State of Vermont and if after such merger or consolidation certain financial tests with respect to the Preferred Stock are satisfied; or (z) selling, leasing or otherwise disposing of all or substantially all of its property.

     Liquidation Rights. After satisfaction of the preferential liquidation rights of the Preferred Stock and any Preference Stock, the holders of Common Stock are entitled to share, ratably, in the distribution of all remaining assets of the Company. Holders of the Preferred Stock are entitled to receive $100 per share and accrued dividends on involuntary liquidation.

     Holders of any Preference Stock will be entitled to receive such amounts as determined by the Board of Directors at the time of issuance of such Stock.

     Preemptive Rights. The holders of the Common Stock have no preemptive rights.

     Anti-Greenmail, Fair Price and Business Judgment Provisions.  Section
7.05 of the Company's Restated Articles of Association is intended to prevent so-called "greenmail". That Section prohibits the Company, in the absence of a special shareholder approval, from purchasing any of its outstanding shares of Common Stock at a price in excess of the fair market value of such shares from a beneficial owner of more than five percent of the Company's Common Stock (a "Related Person," as such term is more specifically defined in Section 7.06 of the Restated Articles of Association) who has owned such shares for less than two years, subject to certain limited exceptions. The special shareholder approval required by
Section 7.05 is the greater of eighty percent of the voting power of the Company, or the sum of the number of shares owned by the Related Person plus a majority of the voting power of the Company not beneficially owned by the Related Person.

     Section 7.06 of the Company's Restated Articles of Association is a fair-price provision that is designed to provide reasonable assurance that any attempt to acquire the Company will be made only on terms that are fair to all shareholders. That Section requires that mergers and certain other Business Combinations (as defined below) involving the Company and a Related Person, unless approved by a majority of the Directors who are unaffiliated with such Related Person, must be approved by at least eighty percent of the voting power of the Company, as compared to the two-thirds vote required by Vermont law, and satisfy certain minimum-price, form-of-consideration and procedural requirements.

     Section 7.07 of the Company's Restated Articles of Association is a business judgment provision that requires that the Board of Directors, in evaluating any proposal for a merger or Business Combination involving the Company, take into consideration certain relevant factors, including the impact of any such transaction on the Company's suppliers, customers and employees, that might not otherwise be considered. For the purposes of Sections 7.06 and 7.07, a "Business Combination," in general, includes the following transactions: (1) a merger or consolidation of the Company or any subsidiary with a Related Person or certain affiliates or associates of the Related Person; (2) the sale or other disposition by the Company or a subsidiary of assets having an aggregate fair market value of $5,000,000 or more, or the use thereof in certain financial arrangements, if a Related Person is a party to the transaction; (3) the issuance or transfer (other than on a pro rata basis to all shareholders) of stock or other securities of the Company or of a subsidiary to a Related Person or affiliates or associates of the Related Person; (4) the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of or voted for or consented to by any Related Person or any affiliates or associates thereof; (5) any reclassification of securities, recapitalization, merger or consolidation with a subsidiary or other transaction that has the effect, directly or indirectly, of increasing the percentage of the outstanding stock of any class of the Company or a subsidiary owned by a Related Person or any affiliate or associate thereof; or (6) any similar transaction of similar purpose or effect or any agreement, contract or other arrangement providing for any one or more of the foregoing actions. The Restated Articles of Association provide that any amendment to Sections 7.06 and 7.07 must be approved by at least eighty percent of the voting power of the Company, unless such amendment has been recommended by a majority of the members of the Board of Directors who are not Related Persons, and who are unaffiliated with a Related Person and became Directors of the Company prior to the time that a Related Person became such.

     Staggered Board of Directors. The Company's By-laws provide that the members of the Company's Board of Directors are elected for three year terms, with one-third of the members of the Board of Directors elected each year.

     Transfer Agent and Registrar. The Transfer Agent and Registrar is Chemical Bank, New York, New York.


PLAN OF DISTRIBUTION

     The Company may sell the Securities (i) through underwriters; (ii) through dealers; (iii) directly to one or more institutional purchasers; or (iv) through agents. Securities may be sold outside the United States. An accompanying Prospectus Supplement or Supplements will set forth the terms of each offering of the Securities including the name or names of any underwriters, dealers, purchasers or agents, the purchase price of such Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' or agents' compensation, any initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which such Securities may be listed. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time. Only firms named in the Prospectus Supplement are deemed to be underwriters, dealers or agents in connection with the Securities offered thereby.

     If underwriters are used in the sale, Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all such Securities if any are purchased.

     Securities may be sold directly by the Company or through any firm designated by the Company from time to time, acting as principal or as agent. The Prospectus Supplement will set forth the name of any dealer or agent involved in the offer or sale of the Securities in respect of which the Prospectus Supplement is delivered and the price payable to the Company by such dealer or any commissions payable by the Company to such agent. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a reasonable efforts basis for the period of its appointment.

     Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments for such liabilities which underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with or perform services for the Company in the ordinary course of business.

     The anticipated date of delivery of Securities will be as set forth in the Prospectus Supplement or Supplements relating to such offering.


LEGAL OPINIONS AND EXPERTS

     The legality of the Securities offered hereby is being passed upon for the Company by Hunton & Williams, 200 Park Avenue, 43rd Floor, New York, New York 10166, special counsel for the Company, and by Peter H. Zamore, Esq., General Counsel of the Company, and for the underwriters, dealers or agents by Reid & Priest LLP, 40 West 57th Street, New York, New York 10019. Hunton & Williams and Reid & Priest LLP will rely on the opinion of Peter H. Zamore, Esq. as to matters of Vermont law.

     The audited consolidated financial statements and schedules of the Company for the period ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated in this Prospectus by reference, have been examined by Arthur Andersen LLP, independent certified public accountants, as set forth in their report dated January 31, 1995, with respect thereto, and are included in this Prospectus, through incorporation by reference, in reliance upon the report of such firm and their authority as experts in accounting and auditing.




PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution
     Filing fee Securities and Exchange Commission . . . . . .      $  17,241
     Rating agencies' fees*  . . . . . . . . . . . . . . . . .         28,000
     Trustees' fees* . . . . . . . . . . . . . . . . . . . . .         20,000
     Legal Fees and expenses*  . . . . . . . . . . . . . . . .        125,000
     Accounting fees and expenses* . . . . . . . . . . . . . .         35,000
     Printing and engraving* . . . . . . . . . . . . . . . . .         35,000
     Miscellaneous expenses* . . . . . . . . . . . . . . . . .         34,759
          Total expenses*  . . . . . . . . . . . . . . . . . .        295,000

*Estimated

Item 15.  Indemnification of Directors and Officers

     The Vermont Business Corporation Act (11A Section 8.51, Section 8.52,
Section 8.54, Section 8.55 and Section 8.56) provides, in pertinent part, as follows:

     (8.51) (a) Except as provided in subsection (d) of this section, a corporation may indemnify an individual made a party to a preceding because the individual is or was a director against liability incurred in the proceeding if: (1) the director conducted himself or herself in good faith; and (2) the director reasonably believed: (A) in the case of conduct in the director's official capacity with the corporation, that the director's conduct was in its best interests; and (B) in all other cases, that the director's conduct was at least not opposed to its best interests; and (3) in the case of any proceeding brought by a governmental entity, the director had no reasonable cause to believe his or her conduct was unlawful, and the director is not finally found to have engaged in a reckless or intentional unlawful act.

     (b) A director's conduct with respect to an employee benefit plan for a purpose the director reasonably believed to be in the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirements of subdivision (a)(2)(B) of this section.

     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (d) A corporation may not indemnify a director under this section:
(1) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (2) in connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by the director.

     (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

     (8.52) Unless limited by its articles of incorporation, a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

     (8.54) A director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court after giving any notice the court considers necessary may order indemnification if it determines: (1) the director is entitled to mandatory indemnification under section 8.52 or this title, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or (2) the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not the director met the standard of conduct set forth in section 8.51, of this title or was adjudged liable as described in 8.51(d), but if the director was adjudged so liable the director's indemnification is limited to reasonable expenses incurred.

     (8.55) (a) Except as provided in section 8.53 of this title, a corporation may not indemnify a director under section 8.51 of this title prior to the final resolution of a proceeding, whether by judgment, order, settlement, conviction, plea, or otherwise, and unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in section 8.51. (b) The determination required by subsection (a) of this section, in accordance with the terms of section 8.51 of this title, shall be made: (1) by the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding; (2) if a quorum cannot be obtained under subdivision (1) of this subsection, by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceedings; (3) by written opinion of special legal counsel: (A) selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2) of this subsection; or (B) if a quorum of the board of directors cannot be obtained under subdivision (1) and a committee cannot be designated under subdivision
(2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or (4) by the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subdivision (b)(3) of this section to select counsel.

     (8.56) Unless a corporation's articles of incorporation limit indemnification of an officer, employee, or agent of the corporation:
(1) an officer of the corporation who is not a director is entitled to mandatory indemnification under section 8.52 of this title, and is entitled to apply for court-ordered indemnification under section 8.54 of this title, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses under this subchapter to an officer, employee, or agent of the corporation who is not a director to the same extent as a director.

     Section 9 of Article IV of the Company's By-Laws, as amended, reads as follows:



     "Section 9. Indemnification. This Corporation shall indemnify any persons threatened with or made a party to any action, suit or proceeding, civil or criminal, by reason of the fact that he, his testator or intestate, is or was a director or officer of this Corporation or of any corporation which he served as such at the request of this Corporation, against judgments, fines or penalties and the reasonable cost and expenses, including but not restricted to attorney's fees, actually and reasonably incurred by him in connection with the defense of such action, suit or proceeding or in connection with any appeal therein, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such director or officer is liable for gross negligence or misconduct in the performance of duty to the Corporation; provided, however, that as to any matter disposed of by compromise by such person, pursuant to a consent decree or otherwise, no indemnification either for a compromise payment or for any other expenses shall be provided unless such compromise shall be approved as in the best interests of the Corporation after notice that it involves such indemnification: (a) by a disinterested majority of the directors then in office; or (b) by a majority of the disinterested directors then in office, provided that there has been obtained an opinion in writing of independent legal counsel to the effect that such person, his testator or intestate, as the case may be, appears not to be liable for gross negligence or misconduct in the performance of duty to the Corporation; or (c) by the holders of a majority of the outstanding stock at the time entitled to vote for directors, voting as a single class, exclusive of any stock owned by any interested director or officer. Expenses reasonably incurred by any such person in connection with the defense or disposition of any such action, suit or other proceeding shall be paid from time to time by this Corporation in advance of the final determination thereof upon receipt of a written undertaking from such person to repay the amounts so paid by the Corporation if it is ultimately determined that indemnification for such expenses is not required under this section. The foregoing right to indemnity shall not be deemed exclusive of any other rights to which such director or officer may be entitled apart from the provisions of this paragraph."

   Subject to certain exceptions, the directors, all corporate officers and any employee of the Company acting in the capacity of a director or officer with the express authorization of a director or officer and the heirs, assigns and estates of such directors, officers and employees of the Corporation are insured to the extent of 100% of the loss, with an overall limit of $35,000,000 (over certain underlying limits) because of any claim or claims made against them, including claims arising under the Securities Act of 1933, and caused by any negligent act, any error, any omission or any breach of duty while acting in their capacities as such directors or officers, and the Corporation is insured to the extent that it shall have indemnified the directors and officers for such loss. The premiums for such insurance are paid by the Corporation.



Item 16.  Exhibits

EXHIBIT INDEX

     Certain of the following exhibits are filed herewith. Certain other of the following exhibits have heretofore been filed with the Securities and Exchange Commission and are incorporated herein by reference.
Exhibit



Number
*1(a)  --  Form of Distribution Agreement relating to the New Bonds.
*1(b)  --  Form of Underwriting Agreement relating to the New Common Stock.
*1(c)  --  Form of Distribution Agreement relating to the Notes.
3-a    --  Articles of Association as restated (Exhibit 3-a, Form 10-K, 1993, File No. 1-8291).
3-a-1  --  Amendment to 3-a above, dated as of May 20, 1993 (Exhibit 3-a-1, Form 10-K 1993, File No. 1-
           8291).
3-b    --  By-laws, as amended (Exhibit 3-b, Form 10-K, 1993, File No. 1-8291).
4-a-1  --  Indenture of First Mortgage and Deed of Trust dated as of February 1, 1955 (Exhibit 4-b,
           Registration No. 2-27300).
4-a-2  --  First Supplemental Indenture dated as of April 1, 1961 (Exhibit 4-b-2, Registration No. 2-
           75293).
4-a-3  --  Second Supplemental Indenture dated as of January 1, 1966 (Exhibit 4-b-3, Registration No. 2-
           75293).
4-a-4  --  Third Supplemental Indenture dated as of July 1, 1968 (Exhibit 4-b-4, Registration No. 2-
           75293).
4-a-5  --  Fourth Supplemental Indenture dated as of October 1, 1969 (Exhibit 4-b-5, Registration No. 2-
           75293).
4-a-6  --  Fifth Supplemental Indenture dated as of December 1, 1973 (Exhibit 4-b-6, Registration No. 2-
           75293).
4-a-7  --  Seventh Supplemental Indenture dated as of August 1, 1976 (Exhibit 4-a-7, Registration No. 2-
           99643).
4-a-8  --  Eighth Supplemental Indenture dated as of December 1, 1979 (Exhibit 4-a-8, Registration No.
           2-99643).
4-a-9  --  Ninth Supplemental Indenture dated as of July 15, 1985 (Exhibit 4-a-9, Registration No. 2-
           99643).
4-a-10 --  Tenth Supplemental Indenture dated as of June 15, 1989 (Exhibit 4-b-10, Form 10-K, 1989, File
           No. 1-8291).
4-a-11 --  Eleventh Supplemental Indenture dated as of September 1, 1990 (Exhibit 4-b-11, Form 10-Q,
           September 1990, File No. 1-8291).
4-a-12 --  Twelfth Supplemental Indenture dated as of March 1, 1992 (Exhibit 4-b-12, Form 10-K, 1991,
           File No. 1-8291).
4-a-13 --  Thirteenth Supplemental Indenture dated as of March 1, 1992 (Exhibit 4-b-13, Form 10-K, 1991,
           File No. 1-8291).
4-a-14 --  Fourteenth Supplement Indenture dated as of November 1, 1993 (Exhibit 4-b-14, Form 10-K 1993,
           File No. 1-8291)
4-a-15 --  Fifteenth Supplemental Indenture dated as of November 1, 1993 (Exhibit 4-b-15, Form 10-K
           1993, File No. 1-8291).
*4-a-16 -- Form of Sixteenth Supplemental Indenture .
*4-a-17 -- Form of Indenture.
*5-a-1  -- Opinion of Hunton & Williams.
*5-a-2  -- Opinion of Peter H. Zamore, Esq.
+12     -- Computation of Ratio of Earnings to Fixed Charges.
*23-a   -- Consent of Hunton & Williams (included in their opinion filed as Exhibit 5-a-1).
*23-b   -- Consent of  Peter H. Zamore, Esq. (included in his opinion filed as Exhibit 5-a-2).
*23-d   -- Consent of Arthur Andersen LLP (contained on Page 18 of this Registration Statement).
*24-a   -- Power of Attorney (Contained on Page 16 of this Registration Statement).
*25     -- Statement of Eligibility of the Corporate Mortgage Trustee on Form T-1.
*25-b   -- Statement of Eligibility of the Indenture Trustee on Form T-1.

*Previously filed as a part of this registration statement.
+Filed herewith.





Item 17.  Undertakings

     A. The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement; (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,
(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;
(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 of the registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Burlington, and State of Vermont on the 23th day of October, 1995.

                             GREEN MOUNTAIN POWER CORPORATION
                             (Registrant)


                       By:  /s/Christopher L. Dutton
                            Christopher L. Dutton, Vice President,
                            Chief Financial Officer & Treasurer

     Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the date indicated.
        Signature                  Title                            Date

                               President and Director           October 23, 1995
/s/Douglas G. Hyde             (Principal Executive Officer)
Douglas G. Hyde
                               Vice President, Chief Financial  October 23, 1995
/s/Christopher L. Dutton       Office & Treasurer
Christopher L. Dutton          (Principal Financial Officer)

/s/Glenn J. Purcell            Controller                       October 23, 1995
Glenn J. Purcell               (Principal Accounting Officer)

Thomas P. Salmon               Chairman of the Board

Robert E. Boardman        }

Nordahl L. Brue           }

William H. Bruett         }

Merrill O. Burns          }

Lorraine E. Chickering    }
                                Directors
John V. Cleary            }

Richard I. Fricke         }

Euclid A. Irving          }

Martin L. Johnson         }

Ruth W. Page              }

By: /s/C. L. Dutton                                          October 23, 1995
       C. L. Dutton
    (Attorney - in - Fact)